Exhibit 10.12
MARKET STOCK UNIT AWARD AGREEMENT (“Agreement”)
This Market Stock Unit Award (“Award”) is awarded on ________ (“Date of Grant”), by Motorola Solutions, Inc. (the “Company” or “Motorola Solutions”) to Gregory Q. Brown (the “Grantee”).
WHEREAS, Grantee is receiving the Award (as a type of Restricted Stock Units) under Section 8 of the Motorola Solutions Omnibus Incentive Plan of 2015, as amended (the “Omnibus Plan”);
WHEREAS, Grantee and Motorola, Inc. entered into an employment agreement (the “Employment Agreement”), dated as of the 27th day of August 2008 as amended from time to time;
WHEREAS, the Award is a grant of Motorola Solutions market stock units authorized by the Board of Directors and the Board’s Compensation and Leadership Committee (the “Compensation Committee”); and
WHEREAS, it is a condition to Grantee receiving the Award that Grantee accept the terms, conditions and Restrictions applicable to the market stock units as set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the Company hereby awards market stock units to Grantee on the following terms and conditions:
1.Award of Market Stock Units. The Company hereby grants to Grantee a target number of _________ Motorola Solutions market stock units (the “MSUs”) subject to the terms and conditions set forth below and subject to the terms of the Omnibus Plan and the applicable terms of the Employment Agreement. No MSU shall be paid unless earned and vested in accordance with this Agreement. All Awards shall be paid in whole shares of Motorola Solutions Common Stock (“Common Stock”); no fractional shares shall be credited or delivered to Grantee.
2.Restrictions. The MSUs are being awarded to Grantee subject to the transfer and forfeiture conditions set forth below (the “Restrictions”) which shall lapse, if at all, as described in Section 3 below.
a.Grantee may not directly or indirectly, by operation of law or otherwise, voluntarily or involuntarily, sell, assign, pledge, encumber, charge or otherwise transfer any of the MSUs still subject to Restrictions. The MSUs shall be forfeited if Grantee violates or attempts to violate these transfer Restrictions. Motorola Solutions shall have the right to assign this Agreement, which shall not affect the validity or enforceability of this Agreement, subject to the limitations on assignment contained in the Employment Agreement. This Agreement shall inure to the benefit of assigns and successors of Motorola Solutions and that references to Motorola Solutions or the Company shall include any such assigns and successors.
b.Any MSUs still subject to the Restrictions shall be automatically forfeited upon Grantee’s termination of employment pursuant to Section 5(c) of the Employment Agreement.
c.Sections 7(a), (b) and (c) (together, the “Restrictive Covenants”) of the Employment Agreement are hereby incorporated by reference into this Award and shall apply as if fully set forth herein mutatis mutandis and any capitalized terms used in such Sections 7(a), (b) and (c) shall have the meanings ascribed to such terms in the Employment Agreement. If Grantee breaches the Restrictive Covenants, in addition to all remedies in law and/or equity available to the Company or any Subsidiary, Grantee shall forfeit all MSUs under the Award whose Restrictions have not lapsed, and, for all MSUs under the Award whose Restrictions have lapsed, Grantee shall immediately pay to the Company the Fair Market Value (as defined in paragraph 7 below) of Motorola Solutions Common Stock (“Common Stock”) on the date(s) such Restrictions lapsed, without regard to any taxes that may have been deducted from such amount.

Grantee expressly agrees that the Company may take such actions as are necessary or appropriate to effectuate the foregoing (as applicable to Grantee) or applicable law without further consent or action being required by Grantee. For purposes of the foregoing and as a condition to the grant, Grantee expressly and explicitly authorizes the Company to issue instructions, on Grantee’s behalf, to the Designated Broker (as defined below) (or any other stock plan service provider engaged by the Company to administer awards granted under the Omnibus Plan) to re-convey, transfer or otherwise return such shares of Common Stock and/or other amounts to the Company. “Designated Broker” means E*TRADE Financial Services LLC or such other stock plan service provider as may be selected by the Company in the future for purposes of assisting the Company with the implementation, administration and management of the Omnibus Plan.
Grantee is hereby advised in writing to consult with an attorney before entering into the restrictions outlined in this Section 2. Grantee acknowledges that prior to acceptance of this Award, Grantee has been advised by the Company of Grantee’s right to seek independent advice from an attorney of Grantee’s own selection regarding this Agreement, including the restraints imposed upon Grantee pursuant to this Section 2. Grantee acknowledges that Grantee has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. Grantee further represents that in entering into this Agreement, Grantee is not relying on any statements or representations made by any of the Company’s directors, officers, employees or agents which are not expressly set forth herein, and that Grantee is relying only upon Grantee’s own judgment and any advice provided by Grantee’s attorney. Grantee acknowledges that Grantee has been provided at minimum 14 calendar days to review the provisions contained herein.
d.The MSUs are subject to the terms and conditions of the Company’s Policy Regarding Recoupment of Incentive Payments upon Financial Restatement, as such policy is in effect on the Date of Grant (such policy, being the “Recoupment Policy”). The Recoupment Policy provides that, in the event of certain accounting restatements (a “Policy Restatement”) the Company’s independent directors may require, among other things (i) cancellation of any of the MSUs that remain outstanding; and/or (ii) reimbursement of any gains in respect of the MSUs, if and to the extent the conditions set forth in the Recoupment Policy apply. Any determinations made by the independent directors in accordance with the Recoupment Policy shall be binding upon Grantee. The Recoupment Policy is in addition to any other remedies which may be otherwise available to the Company at law, in equity or under contract, or otherwise required by law, including under Section 10D of the Exchange Act.
The Company will not be obligated to pay Grantee any consideration whatsoever for forfeited MSUs.
3.Vesting. Subject to the remaining terms and conditions of this Award, and provided the MSUs have not been forfeited as described in Section 2 above, the MSUs will be earned and vest as follows:
a.The MSUs will be earned and vest in accordance with the following schedule (the applicable date, the “MSU Vesting Date”):
(i)For purposes of vesting, the MSU grant shall be divided into three equal Tranches, each of which shall include one-third of the number of MSUs specified in Section 1 above. The MSUs shall vest only if the Share Price (as defined below) on the applicable MSU Vesting Date equals at least 60% of the Share Price on the Date of Grant. If this threshold condition is satisfied, MSUs shall vest to the extent provided in the following schedule:

(A) Tranche	(B) Target MSUs in Tranche	(C) MSU Vesting Date	(D) Payout Factor	(E) Number of MSUs Earned	(F) Performance Period

1	1/3 of Target Total MSUs	1st Anniversary of Date of Grant	Share Price on MSU Vesting Date divided by Share Price on Date of Grant	MSUs in Tranche (Column B) times Payout Factor (Column D)	12 months

2	1/3 of Target Total MSUs	2nd Anniversary of Date of Grant	Share Price on MSU Vesting Date divided by Share Price on Date of Grant	MSUs in Tranche (Column B) times Payout Factor (Column D)	24 months

3	1/3 of Target Total MSUs	3rd Anniversary of Date of Grant	Share Price on MSU Vesting Date divided by Share Price on Date of Grant	MSUs in Tranche (Column B) times Payout Factor (Column D)	36 months

For purposes of the table set forth above—

(A)    “Share Price” shall equal the average of the closing share price of the Company’s Common Stock on the MSU Vesting Date or Date of Grant, as applicable, and the thirty calendar days immediately preceding the MSU Vesting Date or Date of Grant. If there were no trades on the MSU Vesting Date or Date of Grant, the closing price on the most recent date on which there were trades and the thirty calendar days immediately preceding that date shall be used.
(B)    “Payout Factor” shall be rounded to the nearest hundredth (two places after the decimal), except that if the “Payout Factor” equals more than 2.00, the Payout Factor used in Column E shall be 2.00.
Any MSUs that fail to be earned pursuant to Section 3(a)(i) shall be forfeited, subject to the special provisions set forth in Sections 3(a)(ii), (b) and (c).
For purposes of this Agreement, the “Restriction Period” applicable to an MSU shall refer to the period of time beginning on the Date of Grant and ending on the applicable MSU Vesting Date. Any unvested MSUs shall be automatically forfeited upon the Grantee’s termination of employment with Motorola Solutions prior to the applicable MSU Vesting Date for any reason other than those set forth in Sections 3(a)(ii), (b) and (c) below. The Company will not be obligated to pay Grantee any consideration whatsoever for forfeited MSUs.
(ii)In addition, the Restrictions applicable to the MSUs shall lapse in accordance with the terms of Section 5 of the Employment Agreement if and to the extent applicable provisions under Section 5 of the Employment Agreement are triggered.
b.If, during the Restriction Period, the Grantee takes a Leave of Absence from Motorola Solutions or a Subsidiary, the MSUs will continue to be subject to this Agreement. If the Restriction Period expires while the Grantee is on a Leave of Absence the Grantee will be entitled to the MSUs even if the Grantee has not returned to active employment. “Leave of Absence” means an approved leave of absence from Motorola Solutions or a Subsidiary that is not a termination of employment, as determined by Motorola Solutions.
c.In the case of Termination due to (i) a Divestiture (which shall mean if Grantee accepts employment with another company in direct connection with the sale, lease, outsourcing arrangement or any other type of asset transfer or transfer of any portion of a facility or any portion of a discrete organizational unit of Motorola Solutions or a Subsidiary, or if Grantee remains employed by a Subsidiary that is sold), or (ii) Retirement (which shall mean the Grantee’s voluntary termination of employment prior to the end of the Restriction Period (A) at or after age 55 with at least 10 years of service, (B) at or after age 60 with at least 5 years of service, or (C) at or after age 65), in each case, before the expiration of the Restriction Period, and if the MSUs have not been forfeited as described in Section 2 above, then the MSUs shall vest and be paid (subject to performance through each of the applicable MSU Vesting Dates) on a pro rata basis with respect to each unexpired Tranche for each of the Performance Periods in an amount equal to (a) the target number of MSUs subject to this Award in each unexpired Tranche, multiplied by (b) a fraction, the numerator of which is the number of completed full months of service by the Grantee from the Date of Grant to the employee’s date of termination and the denominator of which is the number of months in the Performance Period for the applicable unexpired Tranche. Notwithstanding the formula in the table in Section 3(a)(i), the Payout Factor for a payment pursuant to this Section 3(c) shall be equal to the Share Price on the MSU Vesting Date for the applicable unexpired Tranche(s) divided by the Share Price on the Date of Grant.
4.Adjustments. If the number of outstanding shares of Common Stock is changed as a result of a stock split or the like without additional consideration to the Company, the number of MSUs subject to this Award shall be adjusted to correspond to the change in the outstanding shares of Common Stock.
5.Dividends. No dividends (or dividend equivalents) shall be paid with respect to MSUs credited to the Grantee’s account.
6.Delivery of Certificates or Equivalent.
a.Upon the vesting of the applicable MSUs, the Company shall at its election, either (i) deliver to the Grantee a certificate representing a number of shares of Common Stock equal to the number of MSUs upon which such Restrictions have lapsed, or (ii) establish a brokerage account for the Grantee and credit to that account the number of shares of Common Stock of the Company equal to the number of MSUs upon which such Restrictions have lapsed.
b.Subject to Sections 6(c) and 17, the actions contemplated by clauses (i) and (ii) above shall occur within 60 days following the date that the applicable MSUs vested.
c.The performance goals contained in Section 3 hereof are meant to constitute Performance Criteria as defined in the Omnibus Plan and are subject to the provisions of the Omnibus Plan applicable to Performance Criteria. Except for amounts payable pursuant to Sections 3(a)(ii), no amounts will be paid for a Tranche under this Award prior to the and Compensation Committee certifying achievement of the relevant Performance Criteria contained herein applicable to such Tranche.

7.Withholding Taxes. The Company is entitled to withhold applicable taxes for the respective tax jurisdiction attributable to this Award or any payment made in connection with the MSUs. Grantee may satisfy any minimum withholding obligation in whole or in part by electing to have the plan administrator retain shares of Common Stock deliverable in connection with the MSUs having a Fair Market Value on the applicable MSU Vesting Date. “Fair Market Value” for this purpose shall be the closing price for a share of Common Stock on the applicable MSU Vesting Date as reported for the New York Stock Exchange- Composite Transactions in the Wall Street Journal at www.online.wsj.com or, for purposes of imposing sanctions under paragraph 2(d), on any date specified therein. In the event the New York Stock Exchange is not open for trading on the applicable MSU Vesting Date, or if the Common Stock does not trade on such day, Fair Market Value for this purpose shall be the closing price of the Common Stock on the last trading day prior to the applicable MSU Vesting Date.
8.Voting and Other Rights.
a.Grantee shall have no rights as a stockholder of the Company in respect of the MSUs, including the right to vote and to receive cash dividends and other distributions until delivery of Common Stock in satisfaction of the MSUs.
b.The grant of MSUs does not confer upon Grantee any right to continue in the employ of the Company or a Subsidiary or to interfere with the right of the Company or a Subsidiary, to terminate Grantee’s employment at any time.
9.Consent to Transfer Personal Data. By accepting this award, Grantee voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this paragraph. Grantee is not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect Grantee’s ability to participate in the Omnibus Plan. Motorola Solutions, its Subsidiaries and Grantee’s employer hold certain personal information about Grantee, that may include his/her name, home address and telephone number, date of birth, social security number or other employee identification number, salary grade, hire date, salary, nationality, job title, any shares of stock held in Motorola Solutions, or details of all MSUs or any other entitlement to shares of stock awarded, canceled, purchased, vested, or unvested, for the purpose of managing and administering the Omnibus Plan (“Data”). Motorola Solutions and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of Grantee’s participation in the Omnibus Plan, and Motorola Solutions and/or any of its Subsidiaries may each further transfer Data to any third parties assisting Motorola Solutions in the implementation, administration and management of the Omnibus Plan. These recipients may be located throughout the world, including the United States. Grantee authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Grantee’s participation in the Omnibus Plan, including any requisite transfer of such Data as may be required for the administration of the Omnibus Plan and/or the subsequent holding of shares of stock on Grantee’s behalf to a broker or other third party with whom Grantee may elect to deposit any shares of stock acquired pursuant to the Omnibus Plan. Grantee may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting Motorola; however, withdrawing consent may affect Grantee’s ability to participate in the Omnibus Plan.
10.Nature of Award. By accepting this Agreement, the Grantee acknowledges his or her understanding that the grant of MSUs under this Agreement is completely at the discretion of Motorola Solutions, and that Motorola Solutions’ decision to make this Award in no way implies that similar awards may be granted in the future or that Grantee has any guarantee of future employment. Nor shall this or any such grant interfere with Grantee’s right or the Company’s right to terminate such employment relationship at any time, with or without cause, to the extent permitted by applicable laws and any enforceable agreement between Grantee and the Company. Grantee’s acceptance of this Award is voluntary. The Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments, notwithstanding any provision of any compensation, insurance agreement or benefit plan to the contrary.
11.Remedies for Breach. Grantee hereby acknowledges that the harm caused to the Company by the breach or anticipated breach of the Restrictive Covenants will be irreparable and further agrees the Company may obtain injunctive relief against the Grantee in addition to and cumulative with any other legal or equitable rights and remedies the Company may have pursuant to this Agreement, any other agreements between the Grantee and the Company for the protection of the Company’s Confidential Information (as defined in the Employment Agreement), or law, including the recovery of liquidated damages. Grantee agrees that any interim or final equitable relief entered by a court of competent jurisdiction, as specified in paragraph 14 below, will, at the request of the Company, be entered on consent and enforced by any such court having jurisdiction over the Grantee. This relief would occur without prejudice to any rights either party may have to appeal from the proceedings that resulted in any grant of such relief.
12.Acknowledgements. With respect to the MSUs, this Agreement (and any provisions of the Employment Agreement incorporated into this Agreement) is the entire agreement with the Company. No waiver of any breach of any provision of this Agreement by the Company shall be construed to be a waiver of any succeeding breach or as a modification of such provision. The provisions of this Agreement shall be severable and in the event that any provision of this Agreement shall be found by any court as specified in paragraph 14 below to be unenforceable, in whole or in part, the remainder of this Agreement shall nevertheless be enforceable and binding on the parties. Grantee hereby agrees that the court may modify any invalid, overbroad or unenforceable term of this Agreement so that such term, as modified, is valid and enforceable under applicable law. Further, by accepting any Award under this Agreement, Grantee affirmatively states that he has not, will not and cannot rely on any representations not expressly made herein.
13.Funding. No assets or shares of Common Stock shall be segregated or earmarked by the Company in respect of any MSUs awarded hereunder. The grant of MSUs hereunder shall not constitute a trust and shall be solely for the purpose of recording an unsecured contractual obligation of the Company.
14.Governing Law. All questions concerning the construction, validity and interpretation of this Award shall be governed by and construed according to the law of the State of Illinois without regard to any state’s conflicts of law principles. Any disputes regarding this Award or Agreement shall be brought only in the state or federal courts of Illinois.
15.Waiver. The failure of the Company to enforce at any time any provision of this Award shall in no way be construed to be a waiver of such provision or any other provision hereof.
16.Actions by the Compensation Committee. The Committee may delegate its authority to administer this Agreement. The actions and determinations of the Compensation Committee or delegate shall be binding upon the parties.
17. 409A Compliance. Notwithstanding any provision in this Award to the contrary, if the Grantee is a “specified employee” (certain officers of Motorola Solutions within the meaning of Treasury Regulation Section 1.409A-1(i) and using the identification methodology selected by Motorola Solutions from time to time) on the date of the Grantee’s termination of employment, any payment which would be considered “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), that the Grantee is entitled to receive upon termination of employment and which otherwise would be paid or delivered during the six month period immediately following the date of the Grantee’s termination of employment will instead be paid or delivered on the earlier of (i) the first day of the seventh month following the date of the Grantee’s termination of employment and (ii) death. Notwithstanding any provision in this Award that requires the Company to pay or deliver payments with respect to MSUs upon vesting (or within 60 days following the date that the applicable MSUs vest) if the event that causes the applicable MSUs to vest is not a permissible payment event as defined in Section 409A(a)(2) of the Code, then the payment with respect to such MSUs will instead be paid or delivered on the earlier of (i) the specified date of payment or delivery originally provided for such MSUs and (ii) the date of the Grantee’s termination of employment (subject to any delay required by the first sentence of this paragraph). Payment shall be made within 60 days following the applicable payment date. For purposes of determining the time of payment or delivery of any payment the Grantee is entitled to receive upon termination of employment, the determination of whether the Grantee has experienced a termination of employment will be determined by Motorola Solutions in a manner consistent with the definition of “separation from service” under the default rules of Section 409A of the Code.
18.Omnibus Plan Documents. The Omnibus Plan and the Prospectus for the Omnibus Plan are available to Grantee at [_____] or from Global Rewards, 1303 East Algonquin Road, Schaumburg, IL 60196, (847) 576-7885.
19.Subsidiary Definition. For purposes of this Agreement, a “Subsidiary” is any corporation or other entity in which a 50 percent or greater interest is held directly or indirectly by Motorola Solutions and which is consolidated for financial reporting purposes.
20.Miscellaneous. The MSUs shall be subject to Section 5 of the Employment Agreement.

Date	Signature
Commerce ID	Gregory Q. Brown Printed Name
IN ORDER FOR THE ABOVE-REFERENCED UNITS TO BE AWARDED, THIS AGREEMENT, SIGNED AND DATED, MUST BE RETURNED TO MOTOROLA SOLUTIONS c/o EXECUTIVE REWARDS NO LATER THAN __________.